Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224890 on Form S-8 of our report dated April 26, 2019, relating to the consolidated financial statements and the financial statement schedule of Sunlands Technology Group, formerly known as Sunlands Online Education Group, its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts), appearing in this Annual Report on Form 20-F of Sunlands Technology Group for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 26, 2019